EXHIBIT 10.26

December 23, 1997



David R. Malmstedt
121 16th Street
Manhattan Beach, CA 90266

Dear Dave:

On behalf of Qualix Group, Inc., I am pleased to offer you the position of Senior Vice President of Field Operations. In this position you will report to me as the President & Chief Executive Officer of the Company.

Your compensation will consist of a base salary and quarterly bonuses based on performance against your bonus plan. Your base salary will be $16,666.66 per month, equivalent to $200,000.00 per year, and subject to federal, state, and other applicable taxes.

A bonus plan for your first twelve months of employment will be developed within sixty days of your start date, and agreed upon by you and me. As part of that plan, you will be eligible to receive up to $50,000.00 in bonuses for achieving 100% of your goal. This amount will be guaranteed for your first year of employment. In addition, it is our intent that you have the opportunity to earn up to $100,000.00 in additional performance bonuses for achieving 110% of your goal during your first twelve months of employment. The specific details of the plan will be worked out between us as part of the planning process.

Upon your acceptance of employment with the Company, I will recommend to the Board of Directors that you be granted the option to purchase 200,000 shares of Qualix Group common stock. The exercise price of the options will be the closing price of Qualix common stock on your first day of employment with the Company. The options vest over a four year schedule with 25% becoming vested twelve months from the start date of your employment, with the remaining 75% vesting on a daily basis over the following three years.

We are pleased to be able to offer you a one-time sign up bonus of $25,000.00.

To assist you in relocation to the Bay Area, the Company will reimburse you for actual expenses upon receipt of invoices, up to a maximum of $75,000.00.

In the event you voluntarily resign or are terminated for cause during the first twelve months of your employment, you will reimburse the Company for your sign on bonus and relocation expenses.

You will be entitled to participate in all of the Company's employee benefit plans, beginning on your date of hire. Details will be sent to you under separate cover.

When you report to work, you will be expected to execute the Company's  standard
agreement  relative  to  patents,   confidential  information  and  non  compete
obligations.

This is an offer for "at will" employment and does not constitute an offer or guarantee of employment for any period of time. Other than as specifically set forth herein, you will not be entitled to any other amounts from the Company. This letter constitutes the full offer of employment and supersedes any prior discussions. This offer is effective pending completion of reference checking and will expire if not accepted in writing by December 26, 1997.

Dave, we look forward to your acceptance of this offer and are confident that with the addition of your sales capabilities and leadership, Qualix Group will become a highly valued and increasingly successful company.

Sincerely,



Rick Thau
President & Chief Executive Officer



Accepted by:                                                            Date
                  Dave Malmstedt